Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2013	2012	2011	2010	2009
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$499	$(337)	$239	$587	$516
Add back fixed charges:
Total fixed charges	168	169	197	208	224
Dividends from associates	3	3	7	5	12
Less:
Capitalized interest	—	—	—	—	—
Income (loss) as adjusted	$670	$(165)	$443	$800	$752

Fixed charges
Interest expense	$126	$128	$156	$166	$174
Portions of rents representative of interest factor	42	41	41	42	50
Total fixed charges	$168	$169	$197	$208	$224

Ratio of earnings to fixed charges	4.0	(1.0)	2.2	3.8	3.4

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2013	2012	2011	2010	2009
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$499	$(337)	$239	$587	$516
Add back fixed charges:
Total fixed charges	168	169	197	208	224
Dividends from associates	3	3	7	5	12
Less:
Capitalized interest	—	—	—	—	—
Income (loss) as adjusted	$670	$(165)	$443	$800	$752

Fixed charges and preferred stock dividends
Interest expense	$126	$128	$156	$166	$174
Portions of rents representative of interest factor	42	$41	$41	$42	$50
Total fixed charges	168	$169	$197	$208	$224
Preferred stock dividends	—	$—	$—	$—	$—
Total fixed charges and preferred stock dividends	$168	$169	$197	$208	$224

Ratio of earnings to fixed charges and preferred stock dividends	4.0	(1.0)	2.2	3.8	3.4